Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment (the “Amendment”) to that certain employment agreement between Matador Resources Company, a Texas corporation (“Matador”), acting through its Board of Directors, and Billy E. Goodwin (“Employee”) dated February 19, 2016 (the “Agreement”) is entered into and effective as of August 1, 2018.
WHEREAS, Matador and Employee previously entered into the Agreement; and
WHEREAS, Matador and Employee desire to modify certain provisions of the Agreement;
NOW, THEREFORE, Matador and Employee hereby agree to amend the Agreement as follows, effective as of the date hereof:

1.	Section 9(a)(ii) of the Agreement is amended by replacing the words “twelve (12) months” with “twenty-four (24) months.”

2.	Section 14(b) of the Agreement is restated in its entirety to provide as follows:
(b)    If Employee’s employment is terminated by the Company for a reason other than as described in Section 14(a) or (c), or is terminated by Employee for Good Reason pursuant to Section 12(g), the Company shall (i) pay to Employee all Accrued Obligations as required under applicable wage payment laws and in accordance with the Company’s customary payroll practices, and (ii) subject to Employee’s compliance with Sections 8 and 9, pay to Employee severance pay in an amount equal to one and one half (1.5) times his then-current Base Salary as of the Date of Termination, plus an amount equal to one and one half (1.5) times the average annual amount of all bonuses paid to Employee with respect to the prior two (2) calendar years, in a lump sum, subject to Section 16(b), on the sixtieth (60th) day following the Date of Termination. Employee shall have no obligation to seek other employment, and any income so earned shall not reduce the foregoing amounts.

3.	Section 14(c) of the Agreement is restated in its entirety to provide as follows:
(c)    If in contemplation of or following a Change in Control pursuant to Section 12(i), Employee’s employment is terminated by the Company without Just Cause or is terminated by Employee with Good Reason, the Company shall (i) pay to Employee all Accrued Obligations as required under applicable wage payment laws and in accordance with the Company’s customary payroll practices, and (ii) subject to Employee’s compliance with Sections 8 and 9, pay to Employee severance pay in an amount equal to three (3) times the then-current Base Salary as of the Date of Termination, plus an amount equal to three (3) times the average annual amount of all bonuses paid to Employee with respect to the prior two (2) calendar years, in a lump sum, (A) on the date which immediately follows six (6) months from the Date of Termination or, if earlier, (B) within thirty (30) days of Employee’s death, with the exact date of payment after Employee’s death to be determined by the Company. Immediately prior to such termination of employment, as contemplated in the prior sentence, all unvested equity incentive awards held by Employee shall vest, and the forfeiture provisions with respect to any such awards that are subject to forfeiture will terminate. Employee shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

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IN WITNESS WHEREOF, Matador and Employee have duly executed this Amendment to be effective as of the date set forth above.

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran
Chairman of the Board and Chief
Executive Officer

EMPLOYEE:

/s/ Billy E. Goodwin
Billy E. Goodwin, individually

Signature Page

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